Exhibit 4.2

THE ST. PAUL TRAVELERS COMPANIES, INC.

TRAVELERS PROPERTY CASUALTY CORP.

and

CITIBANK, N.A.

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 1, 2004

To

SENIOR DEBT SECURITIES INDENTURE

Dated as of March 11, 2003

     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of April 1, 2004 among The St. Paul Companies, Inc., a Minnesota corporation to be renamed The St. Paul Travelers Companies, Inc. upon consummation of the Merger referred to below (“St. Paul Travelers”), Travelers Property Casualty Corp., a Connecticut corporation (the “Company”), and Citibank, N.A., as trustee (the “Trustee”).

W I T N E S S E T H:

     WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of March 11, 2003 (the “Indenture”), pursuant to which the Company has issued 3.75% Senior Notes due 2008, 5.00% Senior Notes due 2013 and 6.375% Senior Notes due 2033 (together the “Securities”);

     WHEREAS, on the date hereof, pursuant to an Agreement and Plan of Merger, dated as of November 16, 2003, as amended, among the Company, St. Paul Travelers and Adams Acquisition Corp., a Connecticut corporation and a direct wholly owned subsidiary of St. Paul Travelers (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub will cease and the Company will continue as the surviving corporation and will be a wholly owned, direct subsidiary of St. Paul Travelers;

     WHEREAS, at the effective time of the Merger, each issued and outstanding share of Class A common stock, par value $.01 per share, of the Company (the “Class A Common Stock”) and Class B common stock, par value $.01 per share, of the Company (the “Class B Common Stock”) will be converted into the right to receive 0.4334 of a share of common stock, without designated par value, of St. Paul Travelers;

     WHEREAS, the Company has delivered to the Trustee, in accordance with Section 9.3 of the Indenture, an Officers’ Certificate or an Opinion of Counsel, stating that this First Supplemental Indenture is authorized or permitted by the Indenture;

     WHEREAS, St. Paul Travelers desires to assume, jointly and severally, with the Company, the due and punctual payment of the principal of, and premium, if any, and interest on, the Securities when due;

     WHEREAS, Section 9.1(10) of the Indenture permits the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, without the consent of any Holders of Securities, to enter into one or more supplemental indentures for the purpose of making provisions with respect to matters arising under the Indenture, provided that such action does not adversely affect the interests of the Holders of the Securities in any material respect; and

     WHEREAS, St. Paul Travelers and the Company have requested that the Trustee execute and deliver this First Supplemental Indenture pursuant to Section

9.1 of the Indenture, and all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms have been performed and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects by each of St. Paul Travelers and the Company.

     NOW, THEREFORE, St. Paul Travelers, the Company and the Trustee covenant and agree as follows:

ARTICLE 1
AUTHORIZATION; DEFINITIONS

     Section 1.01. First Supplemental Indenture. This First Supplemental Indenture is supplemental to, and is entered into in accordance with Section 9.1 of, the Indenture, and except as modified, supplemented and amended by this First Supplemental Indenture, the provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

     Section 1.02. Definitions. Except as expressly provided in Section 2.01 of this First Supplemental Indenture below and unless the context shall otherwise require, all capitalized terms which are used but not defined in this First Supplemental Indenture shall have the same meanings as such terms are given in the Indenture.

ARTICLE 2
AMENDMENTS TO THE INDENTURE

     Section 2.01. Amendments To Section 1.1 of The Indenture. (a) Section 1.1 of the Indenture is hereby amended by inserting the following definitions in the appropriate alphabetical order:

     “First Supplemental Indenture” means the First Supplemental Indenture, dated as of April 1, 2004, among St. Paul Travelers, the Company and the Trustee, to the Indenture.

     “St. Paul Travelers” means The St. Paul Travelers Companies, Inc. until a successor corporation shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “St. Paul Travelers” shall mean such successor corporation.

     (b) The terms “Board of Directors,” “Board Resolution,” “Company Request,” “Company Order,” “Floating or Adjustable Rate Provision”, “Officers’ Certificate,” “Opinion of Counsel,” “Paying Agent” and “Vice President” are

hereby amended by adding the words “or St. Paul Travelers (as applicable)” immediately after the words “the Company” in each place they appear in the definitions of such terms in the Indenture.

     Section 2.02. Amendments To Section 1.5 of The Indenture. (a) The title of Section 1.5 is hereby amended to read as follows: “Notices, Etc., to Trustee, Company and St. Paul Travelers.”

     (b) Subsection (1) of Section 1.5 of the Indenture is hereby amended by inserting the phrase “, by St. Paul Travelers” immediately after the word “Holder” in such subsection.

     (c) Subsection (2) of Section 1.5 of the Indenture is hereby amended by inserting the phrase “, by St. Paul Travelers” immediately after the first reference to “Trustee” in the first sentence of such subsection and by replacing the period at the end of such subsection with “, or”.

     (d) Section 1.5 of the Indenture is hereby further amended by inserting the following immediately after subsection (2) of Section 1.5:

“(3) St. Paul Travelers by the Trustee, by the Company or by any Holder shall be sufficient for every purpose hereunder (unless otherwise expressly provided) if in writing and mailed, first-class postage prepaid, to St. Paul Travelers addressed to it at the following address: 385 Washington Street, St. Paul, MN 55102, Attention: Corporate Secretary, or at any other address previously furnished in writing to the Trustee by St. Paul Travelers; provided, however, that such instrument will be considered properly given if submitted in an electronic format, e.g. by facsimile, E-mail or otherwise.”

     Section 2.03. Amendment To Section 7.4 of The Indenture. (a) The title of Section 7.4 of the Indenture is hereby amended to read as follows: “Reports by Company and St. Paul Travelers.”

     (b) Section 7.4 of the Indenture is hereby amended by adding the words “and St. Paul Travelers” immediately after the words “The Company” at the beginning of such section and by replacing the first reference to the word “it” in subsection (1) of Section 7.4 with the words “either the Company or St. Paul Travelers”.

     Section 2.04. Amendments To Article IX of The Indenture. (a) The first paragraph of Section 9.1 of the Indenture is hereby amended by adding the words “St. Paul Travelers, when authorized by a Board Resolution,” immediately after the words “the Company, when authorized by a Board Resolution,”.

     (b) Section 9.1 of the Indenture is hereby further amended by adding the words “or St. Paul Travelers” immediately after the words “the Company” in each place they occur in Section 9.1 of the Indenture other than in the first paragraph of Section 9.1 of the Indenture.

     (c) The first paragraph of Section 9.2 of the Indenture is hereby amended by adding the words “, St. Paul Travelers,” immediately after the first reference to “the Company” in such paragraph.

     (d) The first paragraph of Section 9.2 of the Indenture is hereby further amended by adding the words “St. Paul Travelers, when authorized by a Board Resolution,” immediately after the first reference to “Resolution,” in such paragraph.

     Section 2.05. Amendments To Article X of The Indenture. (a) Section 10.2 of the Indenture is hereby amended by (i) adding the words “or St. Paul Travelers” immediately after the words “the Company” in each place they occur in Section 10.2, except that the words “and St. Paul Travelers” shall be added immediately after the last reference to “the Company” in the first paragraph of Section 10.2 and (ii) deleting the “s” in the word “appoints” in the first paragraph of Section 10.2.

     (b) Section 10.4 of the Indenture is hereby amended by: (i) adding the words “or St. Paul Travelers” immediately after the words “the Company” in each place such words appear in Section 10.4, except that the words “and St. Paul Travelers” shall be added immediately after the words “look only to the Company” in the fifth paragraph of Section 10.4 and (ii) substituting the words “one or the other” for the first occurrence of the word “it” in each of the first and second paragraphs of Section 10.4.

ARTICLE 3
ASSUMPTION

     Section 3.01. Assumption. (a) St. Paul Travelers hereby irrevocably and unconditionally assumes, jointly and severally with the Company, responsibility for the due and punctual payment of the principal of, and premium, if any, and interest on, the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Securities. The parties acknowledge and agree that notwithstanding the foregoing, the Company shall remain fully liable for all of its obligations under the terms of the Securities and the Indenture, and no rights of the Trustee or any Holder of the Securities existing under the Securities or Indenture prior to the execution of the First Supplemental Indenture shall be deemed to be amended, abridged, reduced or otherwise affected by the First Supplemental Indenture.

     (b) Notwithstanding anything to the contrary in the Indenture as amended by this First Supplemental Indenture, St. Paul Travelers does not assume responsibility for or guarantee the performance by the Company of any of the Company’s covenants, agreements or obligations of the Company under the Securities or the Indenture. In particular, neither St. Paul Travelers nor any Subsidiary of St. Paul Travelers (other than the Company and its Subsidiaries) shall be subject to Section 10.3 of the Indenture.

     (c) Payment by either the Company or St. Paul Travelers of the principal of, and premium, if any, and interest on, any Security shall discharge the obligation of both the Company and St. Paul Travelers to make such payment.

     (d) All obligations of St. Paul Travelers assumed by virtue of Section 3.01(a) above shall be irrevocably valid until, and no claim may be asserted under the Indenture against St. Paul Travelers after, the earliest to occur of: (i) the tenth business day following the maturity date of all of the Securities, either upon their respective stated maturities, redemption or otherwise; (ii) the date on which the Company ceases to be a wholly owned subsidiary of St. Paul Travelers, as set forth in an Officers’ Certificate of St. Paul Travelers delivered to the Trustee; and (iii) the date on which St. Paul Travelers ceases to be a reporting company under the Securities and Exchange Act of 1934, as amended, as set forth in an Officers’ Certificate of St. Paul Travelers delivered to the Trustee.

ARTICLE 4
MISCELLANEOUS

     Section 4.01. Confirmation of Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this First Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

     Section 4.02. Concerning The Trustee. The Trustee accepts the Indenture, as supplemented and amended by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented and amended. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution hereof by the Company or St. Paul Travelers or for or in respect of the recitals contained herein, all of which are made by the Company and St. Paul Travelers solely.

     Section 4.03. Governing Law. This First Supplemental Indenture shall be governed by and construed and interpreted in accordance with, the laws of the State of New York, and all rights and remedies shall be governed by such laws.

     Section 4.04. Separability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 4.05. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     Section 4.06. Effectiveness. This First Supplemental Indenture and the amendments to the Indenture provided herein shall become effective upon and as of the effectiveness of the Merger.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

THE ST. PAUL TRAVELERS COMPANIES, INC.

By:	/s/ John Treacy

	Name:	John Treacy
	Title:	Vice President - Corporate Controller

TRAVELERS PROPERTY CASUALTY CORP.

By:	/s/ Paul H. Eddy

	Name:	Paul H. Eddy
	Title:	Co-General Counsel and Assistant Secretary

CITIBANK, N.A., AS TRUSTEE

By:	/s/ Nancy Forte

	Name:	Nancy Forte
	Title:	Assistant Vice President